Exhibit 99.2

CARDIOVASCULAR SYSTEMS, INC. APPOINTS JEFF POINTS AS CHIEF FINANCIAL OFFICER

Larry Betterley to Retire in August 2018

St. Paul, Minn. – February 7, 2018 – Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) announced today that Jeff Points was named Chief Financial Officer (CFO), effective immediately. As part of a planned succession, Points succeeds Larry Betterley as CFO and will report to Scott Ward, Chairman, President and Chief Executive Officer.

“During his 10 years with CSI, Jeff has been a leader in our organization, most recently serving as Vice President, Corporate Controller and Treasurer,” stated Ward. “He will continue to be a key contributor as we build CSI for attractive growth and profitability.”

Points brings over 20 years of accounting and finance experience to the company. Prior to CSI, he served as Assistant Controller at Empi, a manufacturer and provider of non-invasive medical products for pain management and physical rehabilitation. Points also held various leadership positions at CliftonLarsonAllen, a national public accounting firm. He earned an MBA from the University of St. Thomas and a bachelor’s degree in business from Bethel University. Points is a licensed Certified Public Accountant.

“The patient populations we serve are large and growing,” said Points. “I am honored to continue to pursue CSI’s Mission as we expand our ability to improve the outcomes of those suffering from critical limb ischemia and complex coronary lesions.”

Betterley to Assist in Transition and Provide Leadership
After serving CSI for over a decade, Larry Betterley plans to retire in August 2018. Betterley will continue to serve CSI in a newly created role as Vice President of Administration and report to Ward. In this role, Betterley will serve as an executive leader within the company and he will assist in the orderly transition of the CFO office.

“Larry has played an integral role in transforming CSI from an emerging medical device startup to an established and growing $200 million-plus atherectomy leader,” said Ward, “We deeply appreciate Larry’s leadership and extraordinary contributions to the company and sincerely thank him for his 10 years of service and commitment to our mission.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 356,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding future growth and opportunities of CSI, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, regulatory developments; FDA and similar foreign clearances and approvals; approval of our products for distribution in foreign countries; approval of products for reimbursement and the level of reimbursement in the U.S. and other countries; dependence on market growth; agreements with third parties to sell their products; our ability to maintain our relationship with our distribution partner in Japan; the experience of physicians regarding the effectiveness and reliability of CSI’s products; the reluctance of physicians, hospitals and other organizations to accept new products; the impact of competitive products and pricing; unanticipated developments affecting our estimates regarding expenses, future revenues and capital requirements; our ability to manage our sales force strategy; our actual research and development efforts and needs; our ability to obtain and maintain intellectual property protection for product candidates; future actions by the FDA and other regulatory bodies; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	Padilla Matt Sullivan (612) 455-1709 matt.sullivan@padillaco.com
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